Exhibit 99.1

---------------------------------------------------------------------------------------------------------------------

cytec                      News & Information

---------------------------------------------------------------------------------------------------------------------

Cytec Industries Inc.
Five Garret Mountain Plaza
West Paterson, New Jersey 07424
www.cytec.com

Contacts:
*David M. Drillock (Investment Community)
  (973) 357-3249
*Gail Petersen (Media)
  (973) 357-3319

Release Date:  Immediate

                                             Cytec Announces Third Quarter EPS of $0.55
                                                         ---Full Year Outlook Updated---

West Paterson, New Jersey, October 16, 2003 - Cytec Industries Inc. (NYSE:CYT) announced today that net earnings for the third quarter of 2003 were $22.1 million or $0.55 per diluted share on net sales of $368 million.  Net earnings for the comparable period of 2002 were $31.6 million or $0.78 per diluted share, on net sales of $333 million which included a net tax gain of $6.2 million or $0.15 per share.

David Lilley, Chairman, President and Chief Executive Officer said, “Overall, third quarter sales grew 10% with base volume growth approximately 5%, our recent acquisition added 2% growth and favorable exchange rate changes added 3%.  Our product mix in the quarter was unfavorable and raw material and energy costs were significantly higher versus the same period a year ago. The net effect of exchange rate changes favorably impacted earnings as did lower than anticipated employee benefit costs.  In addition, we have further reduced our effective tax rate which favorably impacted the quarter.”

Water and Industrial Process Chemicals Sales increased 11%; Operating Earnings decreased to $4 million
Mr. Lilley continued, “In Water and Industrial Process Chemicals selling volumes increased 4% primarily in our Mining Chemicals product line while our recent acquisition of Avecia’s Metal Extractant Products (MEP) business added an additional 6%.  Exchange rate changes increased sales 5% and lower selling prices in our Water Treatment and Mining Chemicals business decreased sales 4%.

“Lower selling prices, higher raw material and energy costs, principally ammonia and natural gas, and a less favorable sales product mix principally in Mining Chemicals more than offset the benefit of the increased sales.  In addition, finished goods inventory acquired with the MEP business were recorded at fair value, which exceeded normal manufacturing costs.  Cost of sales for the quarter includes approximately $1.3 million ($0.9 after-tax) or $0.02 per diluted share of these excess costs.”

Performance Products Sales increased 9%; Operating Earnings decreased to $8 million
“For the Performance Products segment, selling volumes increased 2% while our acquisition of Avecia’s Intermediate and Stabilizers business added 3%.  Exchange rate changes increased sales 5% and selling prices decreased 1%.  Lower demand in North America and Europe impacted our Coating Chemicals product line.  Selling prices increased in most product lines but were more than offset by decreases in Polymer Additives where price competition continues.

“Significantly higher raw material and energy costs, lower selling prices coupled with a less favorable sales product mix in the Polymer Additives product line more than offset the impact of the increased sales volume for the quarter.”

Specialty Materials Sales increased 3%; Operating Earnings decreased to $13 million
“In Specialty Materials selling volumes improved 4% and selling prices decreased 1%.  Sales to the military and rotorcraft sectors increased more than offsetting declines in sales to the large commercial aircraft, business and regional jet sectors.

“The impact of the increased sales was offset by higher operating costs and a less favorable sales product mix.”

Building Block Chemicals Sales increased 28%; Operating Earnings $5 million
“Building Block Chemicals selling volumes increased 17% primarily due to acrylonitrile sales into Asia-Pacific and Europe.  Overall, selling prices increased 8%, most of this related to acrylonitrile, while exchange rate changes increased sales another 3%.

Overall raw material and energy costs were higher than the year ago period. Propylene costs were slightly lower but ammonia and natural gas were significantly higher.  However, the combination of higher selling prices and volumes plus improved manufacturing operations led to the increase in operating earnings."

Earnings in Associated Companies
 James P. Cronin, Executive Vice President and Chief Financial Officer commented, “Equity in earnings of associated companies increased from the prior year primarily as a result of a $1.7 million charge in the prior year related to the reduction of the carrying value of our investment in our one-third owned Polymer Additives.com joint venture.  Excluding this charge, equity earnings were flat with the year ago period.  We expect to end our participation in the Polymer Additives joint venture before year end and bring all Cytec related operations back within Cytec.  ”

Benefit Plan Review
Mr. Cronin continued, “During our normal third quarter review of our incentive compensation plans and related accruals to date and as a result of the change in the mix of estimated full year earnings among our businesses from the second quarter estimate, we adjusted our accrual accordingly.  The net result of these adjustments was a favorable adjustment to pre-tax earnings of $2.0 million, ($1.4 after-tax) or $0.04 per diluted share.

Reduced Effective Tax Rate
Mr. Cronin continued, “The Company recently received a favorable international tax ruling with respect to a legal entity restructuring that occurred in the prior year.  The terms and conditions of this favorable ruling will extend, at a minimum, through calendar year 2006.  In addition, the Company continues to experience increased levels of international activity, the earnings of which are mostly subject to tax in lower tax jurisdictions.  These factors, along with the Company’s global tax position going forward, have resulted in a further reduction of our effective tax rate to 28% compared to 30% reported last quarter, and 33.5% in calendar year 2002.  Income taxes for the quarter reflect a favorable adjustment of $1.6 million or $0.04 per diluted share to account for the reduced tax rate on earnings from the first half of 2003.

Contingent Liability Review
Mr. Cronin added, “It is Cytec’s practice to conduct a detailed analysis of its self insured and insured contingent liabilities annually and whenever circumstances change significantly.  These liabilities include workman’s compensation, product and toxic tort liabilities among others.  Cytec, like many other industrial companies, has been increasingly named as one of hundreds of defendants in a number of lawsuits filed throughout the United States by persons alleging bodily injury as a result of exposure to asbestos.  As a result of the bankruptcy of many of the principal asbestos defendants in recent years, plaintiff’s attorneys have increased their focus on peripheral defendants such as the Company, and the number of claims against us has more than doubled in the past year. The claimants allege exposure to asbestos at facilities formerly or currently owned by the Company or in products formerly manufactured by the Company for specialized applications.  As of September 30, 2003 the Company was a defendant in approximately 400 cases involving approximately 30,000 claimants.

“Historically, more than 90% of asbestos claims against the Company have been dismissed without any indemnity payment by the Company, and we do not expect this to change. However in light of the current circumstances, we deemed it prudent to retain an outside consultant, who specializes in estimating these types of liabilities, to assist us in our review of the Company’s contingent liabilities.  As a result of our review, the Company has made some adjustments related to these liabilities.

“The net result was a favorable impact to pre-tax earnings of $2.2 million ($1.6 million after tax or $0.04 per diluted share).  The Company recorded an increase of approximately $33 million to its self insured and insured contingent liability for pending and probable future claims for a total liability of approximately $73 million.  This includes an estimate for potential asbestos liabilities through 2049 which takes into account the life expectancy of individuals potentially exposed.  The Company has also set up a related long-term receivable for insurance recoveries for past, pending and future claims of approximately $35 million.  It should be noted that the ultimate liability and related insurance recovery for all pending and anticipated future claims cannot be determined with certainty due to the difficulty of forecasting the numerous variables that can affect the amount of the liability and insurance recovery but these amounts represent the Company’s best estimate.  ”

Cash Flow
Mr. Cronin continued, “Third quarter cash flow generated by operations was $54 million and capital expenditures were $23 million.  Receivable dollars decreased slightly although days outstanding increased about 2.  Our efforts to reduce inventory levels are evident with a reduction of approximately $11 million.  Capital expenditures continue to reflect the renovation work on our Specialty Chemicals research facility.  We are more than 50% complete on this important project.  We have also begun work on the expansion of our Specialty Materials facility in Germany to prepare for the growing demand for composite materials.  We expect total capital expenditures for the year to be around $90 million.  Also, during the quarter we repurchased 199,000 shares at a cost of $7.5 million.”

Acquisitions
Mr. Lilley commented, “During the quarter we completed the closing of our previously announced acquisitions.  We acquired substantially all of the assets and liabilities of the Metal Extractant Products and Intermediate & Stabilizers businesses of Avecia Investments Limited and we also dissolved our joint venture with Mitsui Chemicals Inc. and now own 100% of the JV’s existing coating resins business and certain technology rights associated with the water treating business in most of Asia.  The net transaction U.S. dollar equivalent cost to the Company for these two transactions, including the assumption of debt, was approximately $110 million.  We are excited about adding these strategic acquisitions to our existing franchise businesses.  The integrations are ongoing and proceeding well.”

2003 Outlook
Mr. Lilley continued, “While we are pleased with our results for the first nine months of 2003 there are still considerable headwinds facing us.  We are still cautious about the condition of the global economy, North America and Europe in particular, and there are still continuing high levels of energy and raw materials costs.  It is our expectation that some of our customers will focus on inventory reductions as we come to the end of 2003.  This outlook is not much changed from our previous outlook and we reiterate our previous guidance for the full year 2003 EPS before the cumulative effect of the change in accounting principle to be in a range of $2.25-$2.35.  Thus, the EPS range for the fourth quarter of 2003 is expected to be in a range of $0.36-$0.46.  For 2002 reported EPS was $1.96 and includes net restructuring charges of $9.4 million after-tax or $0.23 per diluted share and a net credit related to prior year research and development tax credits of $6.2 million after-tax or $0.15 per diluted share from 2002’s reported EPS.

“Below are outlined our full year expectations by segment.

“In Specialty Chemicals we expect the economies of North America and Europe to remain weak.  Demand from the Asian economies is improving.  Global oil prices and natural gas costs in the United States remain high impacting many of the raw materials we purchase in addition to our energy costs.  So in the Water and Industrial Products segment we still expect sales to improve about 6% due to favorable exchange rate changes and geographic expansion and another 3% from the previously discussed acquisitions.  We continue to expect earnings to decrease about 20% from 2002 levels.  For Performance Products we continue to expect full year sales to increase about 6%, again due to favorable exchange rate changes and geographic expansion and another 2% from the previously discussed acquisitions.  Earnings are now expected to decrease about 5% from 2002 levels.

“In Specialty Materials, we see little change in our outlook in military and commercial aircraft markets.  Military sales should continue to grow with commercial aircraft build rates essentially flat going forward.  As a result we continue to expect full year sales to increase about 3% over 2002 and earnings to be essentially flat.

“In Building Block Chemicals, we expect our plants to continue to run at capacity.  The acrylonitrile market is somewhat tight so margin spreads should improve over the third quarter.  As a result we expect earnings to be in the range of $22 to $25 million.

“Corporate and Unallocated will be up due to increased performance stock expense offset somewhat by the favorable adjustment from the self insured and insured contingent liability review.  Earnings in associated companies should be slightly below 2002 levels and interest expense, net will reflect the new debt issued in the second quarter of 2003.  Our annual effective tax rate is now at 28%

“Our guidance for 2004 outlook will be provided when we report fourth quarter and full year 2003 earnings in January 2004.

“In these difficult and uncertain economic times we remain committed to our successful formula of focusing on what we can control.”

Nine Month Results
Net earnings before the cumulative effect of change in accounting principle for the nine months ended September 30, 2003 were $76.4 million or $1.89 per diluted share on sales of $1,110 million.  Including the cumulative effect of change in accounting principle of $13.6 million after tax ($0.34 per diluted share) for the adoption of Financial Accounting Standard No. 143, “Accounting for Asset Retirement Obligations”, earnings per diluted share were $1.55.

Net earnings for the nine months ended September 30, 2002 were $60 million or $1.47 per diluted share on sales of $1,002 million.  Included in net earnings are net restructuring charges of $15.2 million ($10.1 million after-tax) or $0.25 per diluted share.  Also included is a net credit of $0.15 per diluted share related to prior year research and development tax credits broken down as follows: a reduction of $6.0 million ($0.15 per diluted share) in income tax expense, interest income of $2.0 million ($1.3 million after-tax or $0.03 per diluted share) and a charge of $1.7 million ($1.1 million after-tax or $0.03 per diluted share) in administrative expenses for external costs associated with such tax planning.

Investor Conference Call to be Held on October 17, 2003, 11:00 A.M. EST
Cytec will host their third quarter earnings release conference call on October 17, 2003 at 11:00 a.m. EST.  The conference call will also be simultaneously webcast for all investors from Cytec’s website www.cytec.com.  Select the Investor Relations page to access the live conference call.

A recording of the conference call may be accessed by telephone from 2:00 p.m. EST on October 17, 2003 until October 23, 2003 at 11:00 p.m. EST by calling 888-203-1112 (U.S.) or 719-457-0820 (International) and entering access code 533862.  The conference call recording will also be accessible on Cytec’s website for 3 weeks after the conference call.

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile
Cytec Industries is a specialty chemicals and materials technology company with sales in 2002 of $1.3 billion.  Its growth strategies are based on developing technologically advanced customer solutions for global markets including: aerospace, plastics, industrial coatings, mining, and water treatment.

(Financial Tables to Follow)

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	-----------------------------------		----------------------------------
	2003	2002	2003	2002
	--------------	--------------	-------------	---------------
Net sales	$ 367.7	$ 332.8	$ 1,109.9	$ 1,001.7

Manufacturing cost of sales	284.6	246.7	836.0	758.6
Selling and technical services	31.4	27.9	92.6	89.7
Research and process development	8.3	8.2	25.2	25.3
Administrative and general	11.1	10.2	36.8	36.8
Amortization of acquisition intangibles	1.1	0.8	2.7	2.3
	------------	------------	------------	------------
Earnings from operations	31.2	39.0	116.6	89.0

Other income (expense), net	(0.2)	1.5	(3.9)	0.9
Equity in earnings of associated companies	2.3	0.4	5.3	3.7
Interest expense, net	4.8	2.5	11.9	12.5
	------------	------------	------------	------------
Earnings before income taxes and cumulative effect of a change in accounting principle	28.5	38.4	106.1	81.1

Income tax provision	6.4	6.8	29.7	21.2
	------------	------------	------------	------------
Earnings before cumulative effect of a change in accounting principle	22.1	31.6	76.4	59.9
	------------	------------	------------	------------
Cumulative effect of a change in accounting principle, net of taxes of $7.3	-	-	(13.6)	-

Net earnings	$ 22.1	$ 31.6	$ 62.8	$ 59.9
	=======	=======	=======	=======

Earnings before cumulative effect of a change in accounting principle per common share
Basic	$0.56	$0.80	$1.95	$1.51
Diluted	$0.55	$0.78	$1.89	$1.47

Cumulative effect of a change in accounting principle, net of tax, per common share
Basic	-	-	$(0.35)	-
Diluted	-	-	$(0.34)	-

Earnings per common share
Basic	$0.56	$0.80	$1.60	$1.51
Diluted	$0.55	$0.78	$1.55	$1.47

Pro forma amounts assuming change in accounting principle is applied retroactively in 2002
Net earnings	$ 22.1	$ 31.3	$ 76.4	$ 59.1
Earnings per common share
Basic	$0.56	$0.79	$1.95	$1.49
Diluted	$0.55	$0.77	$1.89	$1.45

Weighted average shares outstanding (000 omitted)
Basic	39,124	39,478	39,235	39,601
Diluted	40,500	40,550	40,424	40,669

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT
(Millions of dollars, except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2003		2002		2003		2002

Net sales

Water and Industrial Process Chemicals	$ 90.8		$ 81.5		$ 265.7		$ 240.7
Performance Products	125.1		114.7		368.0		340.9
Specialty Materials	95.9		92.8		312.0		299.3
Building Block Chemicals
Sales to external customers	55.9		43.8		164.2		120.8
Intersegment sales	15.8		13.4		50.2		39.1
	----------		----------		----------		----------
Net sales from segments	383.5		346.2		1,160.1		1,040.8
Elimination of intersegment revenue	(15.8)		(13.4)		(50.2)		(39.1)
	----------		----------		----------		----------
Total consolidated net sales	$ 367.7		$ 332.8		$ 1,109.9		$ 1,001.7
	======		======		======		======

Earnings (loss) from operations		% of Sales		% of Sales		% of Sales		% of Sales

Water and Industrial Process Chemicals	$ 4.4	5%	$ 8.2	10%	$ 15.0	6%	$ 18.4	8%
Performance Products	7.8	6%	11.2	10%	30.6	8%	31.1	9%
Specialty Materials	13.1	14%	15.6	17%	55.4	18%	54.4	18%
Building Block Chemicals	5.2	7%	4.8	8%	17.8	8%	3.6	2%
	------		------		-----		------
Earnings from segments	30.5	8%	39.8	11%	118.8	11%	107.5	10%

Corporate and Unallocated	0.7		(0.8)		(2.2)		(2.0)
	------		------		-----		------
Total consolidated earnings from operations	$ 31.2	8%	$ 39.0	12%	$ 116.6	11%	$ 105.5	11%
	====		====		====		====

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Millions of dollars, except share and per share amounts)

	September 30, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$ 234.4	$ 210.0
Accounts receivable, less allowance for doubtful accounts of $8.2 and $8.8 in 2003 and 2002, respectively	222.8	199.7
Other accounts receivable	38.7	39.3
Inventories	172.3	131.3
Deferred income taxes	10.8	17.3
Other current assets	10.4	7.2
	-------------	-------------
Total current assets	689.4	604.8

Investment in associated companies	82.2	90.4

Plants, equipment and facilities, at cost	1,508.7	1,383.4
Less: accumulated depreciation	(858.2)	(805.5)
	-------------	-------------
Net plant investment	650.5	577.9

Acquisition intangibles, net of accumulated amortization	66.1	39.5

Goodwill	349.2	334.0

Deferred income taxes	85.3	71.6

Other assets	73.0	33.3
	-------------	-------------
Total assets	$ 1,995.7	$ 1,751.5
	========	========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$ 9.7	$ -
Accounts payable	106.2	99.5
Accrued expense	165.7	175.8
Current maturities of long-term debt	-	99.9
Income taxes payable	60.3	55.6
	-------------	-------------
Total current liabilities	341.9	430.8

Long-term debt	415.6	216.0
Pension and other postretirement benefit liabilities	346.7	359.3
Other noncurrent liabilities	176.1	122.5
Stockholders' equity
Preferred stock, 20,000,000 shares authorized, issued and outstanding 4,000 shares, Series C Cumulative $0.1 par value at liquidation value of $25 per share	0.1	0.1
Common stock, $0.1 par value per share, 150,000,000 shares authorized, issued 48,132,640 shares	0.5	0.5
Additional paid-in capital	124.0	131.1
Retained earnings	968.2	905.5
Unearned compensation	(5.6)	(6.8)
Minimum pension liability adjustment	(98.0)	(98.0)
Unrealized losses on derivative instruments	(0.4)	-
Accumulated translation adjustments	11.9	(18.8)
Treasury stock, at cost, 9,128,585 shares in 2003 and 9,332,671 shares in 2002	(285.3)	(290.7)
	-------------	-------------
Total stockholders' equity	715.4	622.9
	-------------	-------------
Total liabilities and stockholders' equity	$ 1,995.7	$ 1,751.5
	========	========

CYTEC INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)

	Nine Months Ended September 30,
	2003	2002
Cash flows provided by (used for) operating activities
Net earnings	$ 62.8	$ 59.9
Noncash items included in earnings:
Dividends from associated companies greater (less) than earnings	(0.6)	(3.1)
Depreciation	64.2	60.3
Amortization	5.2	1.8
Deferred income taxes	(5.0)	1.8
Loss on asset write-off	-	7.2
Gain on sale of assets	-	(1.0)
Gain on recognition of insurance recoveries	(2.2)	-
Cumulative effect of change in accounting principle, net of tax	13.6	-
Other	0.6	0.2
Changes in operating assets and liabilities
Trade accounts receivable	1.9	(11.1)
Other receivables	0.6	1.8
Inventories	(12.6)	1.2
Accounts payable	1.5	6.9
Accrued expenses	(14.2)	29.6
Income taxes payable	18.0	11.8
Other assets	(2.9)	(4.5)
Other liabilities	(41.5)	(25.7)
	-------------	-------------
Net cash flows provided by operating activities	89.4	137.1
	-------------	-------------
Cash flows provided by (used for) investing activities
Additions to plants, equipment and facilities	(60.9)	(38.0)
Proceeds received on sale of assets	0.1	5.4
Acquisitions of businesses, net of cash received	(103.4)	-
	-------------	-------------
Net cash flows used for investing activities	(164.2)	(32.6)
	-------------	-------------
Cash flows provided by (used for) financing activities
Proceeds from the exercise of stock options	11.8	2.8
Purchase of treasury stock	(19.8)	(20.3)
Payments of long term debt	(100.0)	-
Proceeds from long term debt	199.1	-
Proceeds received on sale of put options	-	0.3
Repayment of seller financed debt	-	(5.4)
	-------------	-------------
Net cash flows provided by (used for) financing activities	91.1	(22.6)
	-------------	-------------
Effect of exchange rate changes on cash and cash equivalents	8.1	1.0
	-------------	-------------
Increase in cash and cash equivalents	24.4	82.9

Cash and cash equivalents, beginning of period	210.0	83.6
	-------------	-------------
Cash and cash equivalents, end of period	$ 234.4	$ 166.5
	========	========